Exhibit 99.1

Contacts:
Investor Relations:	Press Relations:
Ed Lockwood	Kathryn Kelly
(408) 519-9345	(408) 519-9245
Email: ir@tivo.com	Email: kkelly@tivo.com

Strong Consumer Demand More than Triples Q1 Subscription Growth for TiVo;

Lower Prices and Broad Availability Drive Record Results

•	DIRECTV with TiVo subscription additions grew nearly 5x compared to Q1 of last year; TiVo owned subscription additions nearly double in the same period

•	Service revenues grew 74% in the quarter, compared to Q1 of last year

•	Management reiterates plans to double subscription base in current year

SAN JOSE, CA – May 25, 2004 – TiVo (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), reported today that it added a record 264,000 subscriptions in the first quarter, more than three times the number added in Q1 of last year. Total cumulative subscriptions grew to nearly 1.6 million, more than double the subscription base TiVo reported a year ago.

Net revenues for the quarter were $34.5 million. Of this amount Service revenues were $22.2 million, which represents growth of 74% compared to the same quarter of last year. Net loss for the quarter was ($9.1) million, or ($0.11) per share, compared to a net loss of ($7.9) million, or ($0.12) per share, for the three months ended April 30, 2003.

Of the 264,000 new subscriptions added in the quarter, approximately 196,000 resulted from TiVo’s relationship with DIRECTV, nearly five times the number of DIRECTV subscriptions added in Q1 of last year. New TiVo Service subscriptions additions in the quarter were 68,000, an 84% increase compared to Q1 of last year.

DIRECTV with TiVo and Series2 DVRs Momentum Drive Record Q1 Results

The explosive growth of DIRECTV with TiVo in Q1 demonstrates the growing strength of what is one of the best experiences in television home entertainment: the DIRECTV DVR with TiVo. The record number of DIRECTV activations in the quarter was driven by increased product availability, the $99 price point, and a variety of promotional programs directed at the DIRECTV subscriber base.

“Today, with nearly 900,000 subscribers with TiVo, DIRECTV is aggressively marketing the TiVo service as a key differentiator for subscriber retention and revenue growth,” commented Mike Ramsay, Chairman and Chief Executive Officer of TiVo. In addition to the current DIRECTV with TiVo product, DIRECTV recently began shipping its new High Definition DVR with TiVo.

Demand for TiVo Series2 DVRs at retail was also stronger than expected. “In March, TiVo unveiled a new investment plan focused on accelerating growth of TiVo Service subscriptions in the year, and Q1’s record demand for our TiVo Series2 platforms is a direct result of these efforts,” continued Mr. Ramsay. “We believe increasing our investment to accelerate growth of these high value customers will result in greater financial returns over the long term, beginning with achieving sustainable profitability by the end of next fiscal year.”

Management Reiterates Outlook for FY-05; Provides Guidance for the Second Quarter

In March, TiVo unveiled a plan to invest up to an additional $50 million in subscription acquisition activities focused on accelerating growth of TiVo subscriptions to improve long-term financial returns. Management continues to expect record growth in the number of new subscriptions this fiscal year, doubling TiVo’s subscription base to nearly 3 million and positioning the Company for sustainable profitability by the end of next fiscal year.

For the second quarter ending July 31, 2004, management expects 265,000 to 300,000 net subscription additions, ending the period with approximately 1.9 million subscriptions. Management expects 65,000 to 75,000 TiVo Service subscription net additions for the second quarter. In addition, management expects 200,000 to 225,000 DIRECTV subscription net additions.

Below is additional detail of management’s guidance:

Second Quarter Management Guidance

(in millions, except subscription numbers)

Quarter ending July 31, 2004
Service Revenues	$23.0 – $23.7
Technology Revenues	$2.0 – $2.1

Service and Technology Revenues	$25.0 – $25.8
Rebates, Revenue Share, and Other Payments to Channel	$(7.4) – $(7.7)
Cost of Service and Technology Revenues	$(8.1) – $(8.5)
Hardware Gross Profit	$(5.8) – $(6.1)

Gross Profit	$3.1 – $4.1

Operating Loss	$(19.0) – $(21.0)

TiVo Service Subscription Net Additions	65,000 – 75,000
DIRECTV Subscription Net Additions	200,000 – 225,000

Total Subscriptions Net Additions	265,000 – 300,000
Cumulative Subscriptions	Approx. 1.9 million

Conference Call and Web Cast

TiVo will host a conference call to discuss first quarter financial and operating performance at 2:00 pm PT (5:00 pm ET), today, May 25, 2004. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial (913) 981-5571 and use the password 693214. The webcast will be archived and available through June 1, 2004 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 693214.

About TiVo

Founded in 1997, TiVo (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, the Company continues to revolutionize the way consumers watch and access home entertainment by making TiVo the focal point of the digital living room, a center for sharing and experiencing television, music, photos, and other content. TiVo connects consumers to the digital entertainment they want, where, and when they want it. The Company has licensed its technology to companies like Pioneer, Toshiba, Sony, and DIRECTV, who have included the TiVo service in their product offerings. The Company currently has over 1.5 million subscriptions and is based in San Jose, CA. Additional information can be found at www.tivo.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results.” More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	April 30, 2004	April 30, 2003
Service revenues	$22,159	$12,702
Technology revenues	3,015	3,366

Service and Technology revenues	25,174	16,068

Hardware sales	14,337	14,809
Rebates, rev share & other pmts to channel	(4,988)	(2,357)

Net revenues	34,523	28,520

Cost of service revenues	5,593	4,174
Cost of technology revenues	1,962	3,629
Cost of hardware sales	16,850	14,178

Gross margin	10,118	6,539

Research and development	8,999	5,472
Sales and marketing	5,600	3,999
General and administrative	4,239	3,778

Loss from operations	(8,720)	(6,710)

Interest and other income (expense), net	(329)	(1,160)
Provision for taxes	(18)	(12)

Net loss attributable to common stockholders	$(9,067)	$(7,882)

Net loss per common share - basic and diluted	$(0.11)	$(0.12)

Weighted average common shares used to calculate basic & diluted	79,800	64,021

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2004	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$138,360	$143,235
Accounts receivable, net	10,087	12,131
Inventories	5,154	8,566
Prepaid expenses and other	7,660	9,063
Intangible, property and equipment, net	10,423	10,896

Total assets	$171,684	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$25,191	$31,967
Deferred revenue	80,679	80,287
Convertible notes payable, long term (Face Value $10,450)	6,430	6,005
Total stockholders’ equity	59,384	65,632

Liabilities & stockholders’ equity	$171,684	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended
	April 30, 2004	April 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(9,067)	$(7,882)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	1,985	3,018
Working capital	(314)	(2,140)
Long-term prepaid assets and liabilities	664	(14)
Deferred revenue	392	1,444

Net cash provided by (used in) operating activities	(6,340)	(5,574)

Net cash used in investing activities	(750)	(407)

Net cash provided by financing activities	2,215	1,437

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	143,235	44,201
Balance at end of period	138,360	39,657

Net increase (decrease) in cash	$(4,875)	$(4,544)

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended
(Subscriptions in thousands)	April 30, 2004	April 30, 2003
TiVo Service	68	37
DIRECTV	196	42

Total Subscriptions Net Additions	264	79

TiVo Service	724	433
DIRECTV	872	270

Total Cumulative Subscriptions	1,596	703

% of TiVo Service Subscriptions paying recurring fees	42%	34%

Included in the 1,596,000 subscriptions are approximately 18,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.